Exhibit 99.1

Fluor Corporation One Enterprise Drive Aliso Viejo, California 92656-2606	Jerry Holloway/Lisa Boyette Media Relations 949.349.7411/.3652

949.349.2000 tel 949.349.5014 fax	Lila Churney Investor Relations 949.349.3909 tel 949.349.5375 fax

N e w s    R e l e a s e

FLUOR’S EARNINGS INCREASE IN FIRST QUARTER

ALISO VIEJO, Calif., – April 28, 2004 – Fluor Corporation today announced net earnings, and earnings from continuing operations, for its first quarter ended March 31, 2004, of $46.7 million, or 57 cents per share. This compares with net earnings in the first quarter last year of $16.9 million, or 21 cents per share, and earnings from continuing operations of $40.9 million, or 51 cents per share. Revenues were $2.1 billion, level with $2.1 billion a year ago.

     First quarter 2004 net earnings included $5.1 million, or 6 cents per share related to gains from the sale of two real estate properties completed during the quarter. Net earnings in the first quarter of 2003 included a loss from discontinued operations of $13.6 million, or 17 cents per share, as well as an after-tax charge of $10.4 million, or 13 cents per share, to recognize the cumulative effect of a change in an accounting principle relating to the consolidation of certain leased engineering office facilities.

     New project awards in the first quarter increased 19 percent to $3.1 billion, the highest quarterly total in seven years. The mix of new awards during the quarter was broad based, with strong contributions from all segments except Power. Fluor’s Government segment reported solid new awards in the quarter, despite the fact that the recently announced Nash contract awards for reconstruction work in Iraq were not included in the period. These Fluor/AMEC joint venture awards will be booked in future periods as specific task orders are received. Consolidated backlog increased 15 percent to $11.9 billion, up from $10.3 billion a year ago, and up from $10.6 billion at the end of 2003.

     “Fluor continues to benefit from its broad market diversity, enabling us to deliver solid earnings in the first quarter that were in line with our expectations,” said Alan Boeckmann, Fluor’s chairman and chief executive officer. “We are particularly encouraged by the strength in new awards for the quarter, which were broadly diversified across our markets. With the transition away from power projects, we expect to see a continuing pickup in activity across our other businesses over the remainder of the year, helping us to achieve our long-term earnings growth goals.”

     Consolidated operating profit for the quarter was $98.9 million, compared with $96.7 million in the first quarter last year, while the operating margin was 4.8 percent compared with 4.7 percent.

     Excluding the gains on real estate, Corporate G&A improved to $35.5 million compared with $36.7 million in the first quarter of 2003. Fluor’s financial condition remains strong, with cash and securities of $546 million at the end of the quarter. During the quarter, the company successfully issued $330 million in convertible senior notes with favorable market terms, including an attractive interest rate of 1.5 percent and a 40 percent conversion premium. This low-cost debt was used to repay outstanding commercial paper borrowings and lease financings for the company’s Aliso Viejo, California, facilities, and to fund increases in working capital primarily for the Hamaca project in Venezuela. This action further strengthens Fluor’s balance sheet to meet both short- and long-term financial requirements.

Outlook

     The company continues to expect that 2004 will be a year of transition from an earnings standpoint, moving from a cycle of completions in its power business to a cycle of new projects in oil and gas and certain economically sensitive industrial markets, along with continued growth in Government. The broad-based strength experienced in first quarter new awards is expected to continue and is adding to Fluor’s confidence that 2004 will be a year of backlog expansion. The outlook for significant new investment in the global oil and gas industry remains strong, supported by continuing front-end activities and project awards, as well as ongoing client discussions. In the Industrial segment, we see continuing investment in the life sciences market, with increasing capital spending plans by the chemicals and mining industries adding to this positive outlook. The expected growth in backlog during the year should build the basis for good earnings growth over the next few years.

     Due to the lower level of profit recognition during the early stages of project execution, the pace of earnings contribution from newly booked projects will begin slowly in 2004, particularly for larger projects. However, certain other projects, such as Fluor’s fast-paced participation in the Iraq reconstruction effort, will help bridge the expected earnings decline in Fluor’s Power segment. Given the strength of first quarter new awards, further anticipated Iraq task orders, and other first-half prospects, the company has narrowed its earnings guidance for 2004 to a range of $2.10 to $2.40 cents per share.

Business Segments

     Fluor’s Oil & Gas segment reported operating profit of $27.1 million, up slightly from $26.8 million in the first quarter a year ago. Revenues declined 19 percent to $604 million from $744 million last year. Operating margin in the quarter improved to 4.5 percent from 3.6 percent, offsetting the impact of the revenue decline. The decline in revenues is attributable to a cycle of project completions, primarily in downstream clean fuels projects, which have not yet been fully offset by recent new upstream awards that are still in the early stages of execution. Also contributing to the revenue decline is an increasing amount of front-end engineering services that do not generate significant revenue, but do carry attractive margins and should lead to increasing future project awards.

     Operating profit in the quarter for Fluor’s Industrial & Infrastructure segment declined to $10.1 million from $16.8 million, on a 19 percent decline in revenues to $477 million. Operating margin for the segment also declined to 2.1 percent from 2.9 percent. The decline in overall performance is primarily due to a slower pace of new awards last year, contributing to a decline in backlog. The pace of work performed in the Industrial & Infrastructure segment is anticipated to improve as the year progresses, based on record first quarter new awards, and a strong outlook for a number of its markets.

     Fluor’s Government segment posted a more than three-fold increase in quarterly operating profit to $27.5 million compared with $8.6 million last year, on a 73 percent increase in revenues to $578 million. The significant operating profit and margin increase was primarily driven by Iraq reconstruction activity, which had not yet begun a year ago. Also adding to the increase were results from the company’s Del-Jen and J.A. Jones acquisitions, which also were not yet contributing factors in the first quarter last year.

     Operating profit for Fluor’s Global Services segment was $20.1 million, down 14 percent compared with $23.2 million in the first quarter last year. Revenues increased 19 percent to $314 million from $265 million. The decrease in operating profit was driven primarily by lower construction-related site services activities related to the cycle of project completions in Fluor’s Power and Oil & Gas segments. The decrease was partially offset by increased operating profits from the company’s operations and maintenance business, as well as growth in Fluor’s temporary staffing business due to increasing levels of engineering activity on projects.

     Fluor’s Power segment reported operating profit of $14.1 million compared with a very strong $21.3 million in the first quarter last year. Both periods reflected successful projects nearing completion, which contributed to very strong operating margins. As anticipated, revenues continued to decline, down 38 percent to $91 million, with the further workoff of Fluor’s Power backlog. Earnings for the Power segment are expected to be moderately lower over the balance of the year, with few projects remaining to be completed.

First Quarter Conference Call Information

     Fluor will host a conference call at 11 a.m. Eastern time on Thursday, April 29, which will be webcast live on the Internet and can be accessed by logging on to http://investor.fluor.com/. The webcast will be archived for 30 days following the call.

About Fluor Corporation

     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, Calif., Fluor is a FORTUNE 500 company with revenues of $8.8 billion in 2003. For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including statements relating to the expected performance of the Company’s business and growth in markets which the Company serves. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things: failure to achieve projected earning levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients including our oil, gas, transportation, industrial, infrastructure and government clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; the Company’s ability to successfully identify and integrate acquisitions; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 15, 2004. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3909. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)
Unaudited

THREE MONTHS ENDED MARCH 31	2004	2003
Revenues	$2,063.3	$2,077.0
Costs and Expenses:
Cost of Revenues	1,964.4	1,980.3
Corporate G&A	27.8	36.7
Net Interest Expense (Income)	0.8	(0.6)

Total Costs and Expenses	1,993.0	2,016.4

Earnings from Continuing Operations before Income Taxes	70.3	60.6
Income Tax Expense	23.6	19.7

Earnings from Continuing Operations	46.7	40.9
Loss from Discontinued Operations	—	(13.6)
Cumulative Effect of Change in Accounting Principle	—	(10.4)

Net Earnings	$46.7	$16.9

Basic Earnings (Loss) per Share
Earnings from Continuing Operations	$.58	$.52
Loss from Discontinued Operations	.00	(.17)
Cumulative Effect of Change in Accounting Principle	.00	(.13)
Net Earnings	.58	.22
Weighted Average Shares	80.9	79.3
Diluted Earnings (Loss) per Share
Earnings from Continuing Operations	$.57	$.51
Loss from Discontinued Operations	.00	(.17)
Cumulative Effect of Change in Accounting Principle	.00	(.13)
Net Earnings	.57	.21
Weighted Average Shares	82.1	79.6
New Awards	$3,127.7	$2,618.5
Backlog	$11,864.6	$10,303.0
Work Performed	$2,018.8	$2,037.8

FLUOR CORPORATION

SELECTED BALANCE SHEET ITEMS (Unaudited)
($ in millions, except per share amounts)

	MARCH 31, 2004	DECEMBER 31, 2003
Cash and Cash Equivalents	$546.2	$496.5
Total Current Assets	2,351.4	2,213.6
Total Assets	3,546.4	3,449.5
Total Short-Term Debt *	—	221.5
Total Current Liabilities	1,545.4	1,829.1
Long-term Debt *	375.1	44.7
Shareholders’ Equity	1,128.9	1,081.5

Total Debt to Capitalization %	24.9%	19.7%
Shareholders’ Equity Per Share	$13.60	$13.17

*	Includes debt from the consolidation of variable interest entities as prescribed by FASB Interpretation No. 46. At December 31, 2003, short-term includes debt of $100.0 million. Long-term debt at March 31, 2004 and December 31, 2003 includes debt of $27.5 million and $27.0 million, respectively.

OTHER ITEMS (Unaudited)
($ in millions)

	2004	2003
Depreciation **	$22.2	$20.8
Capital Expenditures **	19.3	16.8

**	Continuing operations only.

BUSINESS SEGMENT FINANCIAL REVIEW (Unaudited)
($ in millions)

THREE MONTHS ENDED MARCH 31	2004		2003
Revenues
Oil & Gas	$603.9		$744.3
Industrial & Infrastructure	476.8		587.2
Government	577.6		333.1
Global Services	314.1		264.8
Power	90.9		147.6

Total revenues	$2,063.3		$2,077.0

Operating Profit / Margin %	$	%	$	%

Oil & Gas	$27.1	4.5	$26.8	3.6
Industrial & Infrastructure	10.1	2.1	16.8	2.9
Government	27.5	4.8	8.6	2.6
Global Services	20.1	6.4	23.2	8.8
Power	14.1	15.5	21.3	14.4

Total operating profit / margin %	$98.9	4.8	$96.7	4.7

FLUOR CORPORATION
Supplemental Fact Sheet

NEW AWARDS
($ in millions)

THREE MONTHS ENDED MARCH 31	2004		2003		% Chg
Oil & Gas	$993	32%	$1,424	54%	-30%
Industrial & Infrastructure	1,303	41%	603	23%	116%
Government	412	13%	145	6%	184%
Global Services	399	13%	359	14%	11%
Power	21	1%	88	3%	-76%

TOTAL NEW AWARDS	$3,128	100%	$2,619	100%	19%

BACKLOG TRENDS
($ in millions)

AS OF MARCH 31	2004		2003		% Chg
Oil & Gas	$4,235	36%	$2,943	28%	44%
Industrial & Infrastructure	3,951	33%	4,185	41%	-6%
Government	1,233	10%	700	7%	76%
Global Services	1,897	16%	1,695	16%	12%
Power	549	5%	780	8%	-30%

Total Backlog	$11,865	100%	$10,303	100%	15%

United States	$5,001	42%	$5,411	52%	-8%
The Americas	1,790	15%	1,416	14%	26%
Europe, Africa and the Middle East	4,611	39%	2,841	28%	62%
Asia Pacific	463	4%	635	6%	-27%

Total Backlog	$11,865	100%	$10,303	100%	15%